Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

October 24, 2013

CFO Commentary on Third Quarter 2013 Financial Results and 2013 Outlook

Financial Information

Please reference accompanying financial information in the corresponding earnings release at http://investor.columbia.com/results.cfm

Conference Call

The company will host a conference call on Thursday, October 24, 2013 at 5:00 p.m. ET to review its third quarter results and 2013 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until October 24, 2014.

Summary

Net sales decreased 4 percent to $523.1 million compared with net sales of $545.0 million for the third quarter of 2012. Gross margin contracted approximately 30 basis points, while selling, general & administrative (SG&A) expenses increased $2.8 million, or 2 percent. Third quarter 2013 operating income contracted $10.9 million, or 12 percent, to $76.9 million, or 14.7 percent of sales, compared with operating income of $87.8 million, or 16.1 percent of sales in last year’s third quarter. Third quarter 2013 net income attributable to Columbia Sportswear Company declined $9.8 million, or 15 percent, to $54.6 million, or $1.57 per diluted share, compared to net income of $64.4 million, or $1.88 per diluted share, for the third quarter of 2012. A higher effective tax rate accounted for $2.2 million, or $0.06 per diluted share, of the decline.

We raised our FY2013 outlook to anticipate a net sales decline of up to 1.5 percent in 2013 compared to 2012, including an approximate 2 percentage point negative effect of changes in foreign currency exchange rates. We now anticipate 2013 operating margin of approximately 7.25 percent, including pre-tax restructuring charges of approximately $5.2 million, and the effects of pre-operating costs of approximately $3.7 million and income deferral of approximately $5.6 million related to the anticipated January 1, 2014 transition to a joint venture with our current independent distributor in China. Excluding the effect of those items, full year 2013 operating margin is expected to be approximately 8.1 percent. The Full Year 2013 Outlook section beginning on page 5 below contains a more detailed discussion of the factors contributing to this outlook.

We also raised the quarterly dividend by 14 percent, to $0.25 per share from the prior $0.22 per share.

Third Quarter Financial Results

All comparisons are between third quarter 2013 and third quarter 2012, unless otherwise noted.

Net Sales

Net sales declined 4 percent as the anticipated effects of lower advance wholesale orders in our U.S., Europe-direct and Latin American Asia Pacific (LAAP) businesses were partially offset by the expected timing shift from the second quarter into the third quarter of shipments of Europe, Middle East, Africa (EMEA) independent distributors’ Fall 2013 advance orders and strong results from our U.S. direct-to-consumer channels. Changes in foreign currency exchange rates negatively affected consolidated third quarter sales comparisons by approximately 1 percent.

Regions

•	U.S. net sales declined $24.7 million, or 7 percent, to $323.1 million, reflecting lower U.S. wholesale advance orders, partially offset by increased direct-to-consumer net sales. The company operated 68 U.S. retail stores during the third quarter of 2013 compared with 58 during the same period in 2012.

•	Net sales in the LAAP region decreased $12.7 million, or 15 percent, to $72.0 million, including a 9 percentage point negative effect from changes in currency exchange rates. Lower net sales to LAAP distributors reflected lower Fall 2013 advance orders compared to Fall 2012. Geopolitical issues have severely restricted trade in Argentina and Venezuela, which have historically represented significant business in the region. LAAP net sales have also been negatively affected by the transition to a new distributor in Australia. Net sales in Japan decreased due to unfavorable changes in currency exchange rates which more than offset an increase in net sales in local currency. Net sales increased in Korea, reflecting an increased retail store base and a small benefit from changes in currency exchange rates.

•	Net sales in the EMEA region increased $17.6 million, or 29 percent, to $78.1 million, including a 4 percentage point benefit from changes in currency exchange rates. Net sales to EMEA distributors increased substantially due to a timing shift from the second quarter into the third quarter of shipments of increased Fall 2013 advance orders. This increase was partially offset by a net sales decrease in EMEA direct markets.

•	Net sales in Canada decreased $2.1 million, or 4 percent, to $49.9 million, including a 3 percentage point negative effect from changes in currency exchange rates.

Product Categories

•	Global Apparel, Accessories & Equipment net sales were essentially unchanged at $428.6 million with declines from Mountain Hardwear substantially offset by increases from the Columbia brand.

•	Global Footwear net sales decreased $21.0 million, or 18 percent, consisting of lower sales of Sorel and Columbia brand footwear.

Brands

•	Columbia brand net sales decreased $5.3 million, or 1 percent, to $431.5 million, as lower U.S. wholesale, LAAP distributor, Japan, and Europe-direct wholesale net sales were substantially offset by increased EMEA distributors, U.S. direct-to-consumer, and Korea net sales.

•	Mountain Hardwear brand net sales declined $3.8 million, or 9 percent, to $40.6 million, with decreases in the LAAP region, the U.S. and Canada partially offset by increased net sales in the EMEA region.

•	Sorel brand net sales decreased $13.8 million, or 23 percent, to $47.4 million, with decreases in all regions except the LAAP region. The decrease in net sales was primarily attributable to lower advance orders for the Fall 2013 season following a mild 2012/2013 winter.

Gross Margin

Third quarter 2013 gross margins contracted 30 basis points to 44.4 percent, affected by:

•	Unfavorable foreign currency hedge rates, and

•	A higher mix of sales to international distributors, which carry lower gross margins,

partially offset by:

•	a lower proportion of close-out product sales, and

•	a higher proportion of direct-to-consumer sales, which generate higher gross margins.

Selling, General and Administrative (SG&A) Expense

Third quarter 2013 SG&A expense increased $2.8 million, or 2 percent, to $163.0 million, or 31.2 percent of net sales, compared to 29.4 percent of net sales in last year’s third quarter.

Key variances within the SG&A expense comparison resulted from:

•	expanded direct-to-consumer operations globally,

•	higher incentive compensation, and

•	higher expenses associated with the company’s ongoing global ERP implementation,

partially offset by:

•	lower variable selling expenses,

•	a favorable foreign currency translation effect, and

•	lower restructuring charges.

Operating Income

Operating income totaled $76.9 million, or 14.7 percent of net sales, a decline of approximately $10.9 million compared to operating income of $87.8 million, or 16.1 percent of net sales in the third quarter of 2012, driven primarily by the 30 basis point contraction in gross margin combined with 180 basis points of SG&A deleverage, partially offset by increased licensing income.

Income Tax Expense

The effective tax rate for the third quarter was 29.5 percent, compared to a 26.7 percent rate in third quarter 2012. The increase resulted primarily from discrete benefits that were recognized in the third quarter of 2012 that did not recur in 2013.

Net Income

Net income attributable to Columbia Sportswear Company declined $9.8 million, or 15 percent, to $54.6 million, or $1.57 per diluted share, compared with net income of $64.4 million, or $1.88 per diluted share, in third quarter 2012. The higher effective tax rate accounted for approximately $2.2 million, or $0.06 per diluted share, of the decline.

Balance Sheet

The balance sheet remains very strong with cash and short-term investments totaling $303.2 million compared to $96.3 million at the same time last year. At September 30, 2013, approximately 47 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at September 30, 2013 declined by $44.8 million, or 11 percent, at $378.0 million. Consolidated Days Sales Outstanding (DSO) at September 30, 2013 stood at 65 days, a decrease of 5 days compared with September 30, 2012.

Consolidated inventories at September 30, 2013 totaled $410.1 million, a decrease of $65.6 million, or 14 percent, on approximately 12 percent fewer units compared to the same time last year. This decrease reflects:

•	reduced Fall 2013 production orders in response to lower Fall 2013 advance wholesale orders compared to Fall 2012,

•	planned later receipt of inventory to be more aligned with customers’ requested delivery dates, and

•	lower end-of-season Spring inventory.

We expect our December 31, 2013 inventory balance to be lower than our December 31, 2012 balance. Our December 31, 2013 consolidated inventory is expected to include approximately $25 million of incremental inventory purchased by and transferred to our China joint venture ahead of its planned January 1, 2014 commencement of operations. Actual year-end inventory levels will ultimately depend on sell-through of Fall season products and timing of Spring 2014 inventory receipts.

Year-to-Date 2013 Cash Flow

Net cash provided by operations for the nine months ended September 30, 2013 was $23.7 million, compared to net cash used in operations of $110.6 million in the first nine months of 2012. The significant improvement in operating cash flow was primarily due to reductions in inventory purchases and payments made on accounts payable and lower accounts receivable levels during the nine months ended September 20, 2013, compared to the same period in 2012.

Capital expenditures through the first nine months of 2013 totaled $50.4 million, compared to $38.4 million in the first nine months of 2012.

The company paid quarterly cash dividends of $22.7 million during the first nine months of 2013 and made no repurchases of common stock. Approximately $58.6 million remains available under the current repurchase authorization.

Transition to China Joint Venture

As we have discussed, our previously announced joint venture in mainland China with Swire Resources, Inc. (Swire) is expected to commence operations effective January 1, 2014, subject to regulatory approval in the People’s Republic of China and other conditions customary in transactions of this size and type. During 2013, our financial results are affected as we transition from our current third-party distributor relationship with Swire as follows:

•	We expect to incur organizational and other pre-operating costs, including personnel costs, professional fees and selling-related expenses, totaling approximately $3.7 million during 2013, of which approximately $2.1 million has been expensed during the first nine months of 2013.

•	On or about December 31, 2013, Swire’s remaining inventory of Fall 2013 and prior seasons will be transferred to the joint venture. In the first nine months of 2013, we deferred gross profit and licensing income related to this inventory totaling approximately $2.0 million which we will recognize in future periods as the inventory is sold by the joint venture to wholesale customers and consumers.

•	Similarly, our shipments of Spring 2014 inventory for the China market, anticipated to begin in the fourth quarter of 2013, will be sold directly to the joint venture entity. The sales, gross profit, and licensing income related to this inventory, which we would have recognized in 2013 under the distributor model, will be recognized in future periods as the joint venture sells that inventory to wholesale customers and consumers.

•	The combination of these gross profit and licensing income deferrals is currently estimated to total approximately $5.6 million in 2013 (including approximately $3.5 million in deferred licensing income). The majority of this deferred profit is expected to be recognized by the joint venture during 2014 as the inventory is sold to customers and consumers. The actual amount of profit deferred into future periods will depend on the volume of Spring 2014 inventory purchased by the joint venture in the fourth quarter of 2013 and the actual remaining balance of prior season inventory transferred to the joint venture at December 31, 2013.

•	During 2013, initial capital totaling $20 million has been contributed by the joint venture shareholders in proportion to their respective ownership interests (60% Columbia/40% Swire). Additional capital will be contributed in the fourth quarter of 2013 in the form of proportionate shareholder loans totaling up to $40 million. Columbia’s capital contribution is being funded with cash that is domiciled outside the U.S. These capital contributions represent the initial working capital necessary to fund the joint venture’s operations.

Full Year 2013 Outlook Raised

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal sales and profitability pattern weighted toward the second half of the fiscal year.

Fall season advance wholesale orders typically drive a significant portion of our annual sales and, as such, are one of several significant factors we use to formulate our full year outlook. Following two consecutive mild North American winters, U.S. wholesale customers were cautious in placing advance orders for Fall 2013 cold-weather products. Our projected full year sales may be materially impacted by unfavorable weather patterns and other factors which affect consumer demand and lead to higher-than anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected sales through our direct-to-consumer channels, particularly during the fourth quarter.

Our improved fiscal year 2013 outlook assumes:

•	a net sales decline of up to 1.5 percent compared to 2012, including:

•	a decline in the LAAP region following two years of rapid growth, driven by import restrictions and currency constraints in key South American distributor markets, the transition to a new distributor in Australia, the effects of transitioning to a joint venture in China, and a decline in Japan due to a significantly weaker yen;

•	increased sales in the EMEA region reflecting increased sales to EMEA distributors partially offset by decreased sales in the EMEA direct markets due to continued product assortment and macro-economic challenges that have hampered our ongoing efforts to revitalize our brands in key European markets;

•	increased sales in the United States driven by the anticipated results of our direct-to-consumer business, largely offset by a decline in wholesale net sales resulting from cautious Fall 2013 advance orders following mild winter weather in 2012;

•	a slight increase in net sales in Canada; and

•	an approximate 2 percentage point negative effect from changes in foreign currency exchange rates.

•	gross margin expansion of approximately 50 basis points compared with 2012, reflecting a higher proportion of direct-to-consumer sales and less promotional activity, partially offset by unfavorable foreign currency hedge rates;

•	SG&A expenses approximately 2.0 percent higher than 2012, resulting in SG&A expense deleverage of approximately 125 basis points. The slight increase in projected SG&A expense includes pre-tax restructuring charges of approximately $5.2 million, primarily related to employee termination and lease exit costs in our European operation, and $3.7 million in pre-operating expenses related to the China joint venture. The increase in SG&A expense is predominantly related to the expansion of our direct-to-consumer platform, partially offset by favorable foreign currency exchange translation and reduced expenses from our EMEA direct business.

•	licensing income comparable to 2012, including the effect of deferring approximately $3.5 million of licensing income into 2014 in conjunction with the transition to the China joint venture;

•	the year-over-year differences in currency exchange rates, particularly the Japanese yen, are anticipated to negatively impact net sales and operating income by approximately 2 percent and 4 percent, respectively;

•	a full year tax rate of approximately 27.5 percent; however, the actual rate could differ based on the status of tax uncertainties, the geographic mix of pre-tax income, as well as other discrete events that may occur during the year;

•	2013 capital expenditures of approximately $65 million, comprising information technology, project-based and maintenance capital, and direct-to-consumer expansion.

The combination of the above assumptions leads us to anticipate 2013 operating margin of approximately 7.25 percent. Full year 2013 operating margins are expected to be approximately 8.1 percent if the following items are excluded: restructuring charges of approximately $5.2 million, as well as pre-operating costs of approximately $3.7 million and operating income deferral of approximately $5.6 million related to transitioning to the China joint venture.

We intend to continue managing discretionary costs diligently with the goal of limiting the growth of SG&A expense as a percentage of net sales, while we remain focused on driving renewed sales growth by providing innovative products at accessible prices, transforming our supply chain, managing inventory, and nurturing stronger emotional connections with consumers through compelling marketing communications.

Fourth Quarter 2013 Outlook

We expect fourth quarter 2013 net sales to decline up to 2.0 percent compared with fourth quarter 2012, driven by:

•	lower sales to LAAP distributors, due primarily to import restrictions and currency constraints in key South American distributor markets, the transition to a joint venture in China, and the transition to a new distributor in Australia, and

•	lower wholesale sales in the U.S. and Europe, due primarily to lower advance orders.

•	The above declines are expected to be partially offset by increased direct-to-consumer sales in the U.S. and Canada, and a shift in the timing of shipments of EMEA distributors’ Spring 2014 advance orders.

We expect fourth quarter 2013 operating margin to contract by approximately 220 basis points compared to fourth quarter 2012, including a total of approximately $5.3 million of impact from pre-operating costs and deferral of gross profit and licensing income related to transitioning to the China joint venture. Excluding those items related to the joint venture, we expect fourth quarter 2013 operating margin to contract by approximately 120 basis points.

Our fourth quarter operating margin outlook anticipates approximately 90 basis points of gross margin expansion, approximately 290 basis points of SG&A expense deleverage, and lower licensing income due to the deferral of approximately $2.0 million in licensing income related to the China JV transition.

The expected expansion of gross margin in the fourth quarter anticipates favorable channel mix shift as our higher margin direct-to-consumer platform represents a larger proportion of global sales during the quarter and less anticipated promotional activity given reduced inventory levels. These increases are expected to be partially offset by unfavorable foreign currency hedge rates.

The anticipated SG&A expense deleverage primarily reflects lower sales and an approximate 7.0 percent increase in SG&A expense, including growth in our global retail platform, increased variable selling expenses, increased expenses related to our ongoing global ERP implementation, and China joint venture pre-operating costs, partially offset by favorable foreign currency translation.

The company is modeling an effective income tax rate for the fourth quarter of 27.0 percent; however, the actual rate could differ, perhaps significantly, based on the status of tax uncertainties, the geographic mix of pre-tax income, as well as other discrete events that may occur during the quarter.

Preliminary 2014 Growth Expectations

Our current visibility into 2014 sales trends is based on the following expectations:

•	improved product assortments that are better positioned and segmented across channels to drive volume and profitable growth. Initial reactions from our global wholesale customers to our Fall 2014 product line are very positive,

•	incremental sales and earnings from the planned January 1, 2014 commencement of our new China joint venture,

•	continued growth and expansion of our global direct-to-consumer platform,

•	signs of stabilization and a potential return to growth in North American and European wholesale markets,

•	improved business processes that will allow us to design and develop innovative products more efficiently, operate on less inventory relative to sales, and develop stronger partnerships with our wholesale customers, and

•	our focus on prioritizing and managing spending.

We expect to provide additional detail about our 2014 sales and operating income growth expectations when we announce financial results for the fourth quarter and full year 2013, currently scheduled for February 18, 2014. Please note the following important changes in our quarterly outlook protocol that we plan to implement in conjunction with that announcement.

Changes in Future Outlook Protocol

Our objective in providing a forward-looking financial outlook each quarter is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance. With this objective in mind, we plan to evolve our quarterly outlook protocol as follows:

•	Our fourth quarter and full year earnings announcement will take place approximately two weeks later than our past practice, giving us more visibility into advance wholesale orders for the Fall season and improving our ability to formulate and share a preliminary future full year financial outlook at that time. Accordingly, fourth quarter and full year 2013 results will be announced on Tuesday, February 18, 2014.

•	Consistent with our past practice, we will continue to provide updated estimates of full-year net sales, gross margins, SG&A, operating margin, tax rate and capital expenditures in conjunction with each quarterly earnings announcement.

•	Beginning with our fourth quarter and full year 2013 earnings announcement in February, we plan to discontinue our practice of providing a detailed financial outlook for the upcoming quarter in each quarterly earnings announcement. Quarterly forecasts are increasingly subject to substantial fluctuations due to normal course of business shifts in timing. For example, shipments to our independent international distributors represent a meaningful portion of our business and can shift significantly on a quarter-to-quarter basis. Such shifts are generally not meaningful to understanding the performance of our business, and can dramatically change quarterly results, positively or negatively, without having an impact on our business or overall performance. We believe that providing an updated full-year financial outlook each quarter will eliminate the potential for confusion created by quarterly timing shifts and help keep investors focused on the most relevant underlying business trends that are expected to drive net sales and profitability comparisons over the course of the year. Providing our view of expected annual performance on a quarterly basis is also consistent with how we manage our business.

Dividend

At its regular board meeting on October 18, 2013, the board of directors authorized a 14 percent increase in the quarterly dividend to $0.25 per share, from the prior quarterly dividend of $0.22 per share, payable on December 2, 2013 to shareholders of record on November 14, 2013.

Fourth Quarter and Full Year 2013 Reporting Schedule

Columbia Sportswear plans to report fourth quarter and full year 2013 financial results on Tuesday, February 18, 2014 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses, effects of changes in foreign currency exchange rates, licensing income, product innovations, joint venture costs and results, tax rates, global ERP platform implementation, and cost containment measures in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; our ability to effectively and timely implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or significant disruptions to our business; the operations of our computer systems and third party computer systems; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.